STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Western Exploration, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof of numbered ‘‘Article 1’’ so that, as amended, said Article shall be and read as follows:

The name of the corporation shall be: MDwerks, Inc.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered ‘‘Article 4’’ so that, as amended, said Article shall be and read as follows:

1. The total number of shares of stock which this corporation is authorized to issue is One Hundred Million (100,000,000) shares of common stock with a par value of $.001 and Ten Million (10,000,000) shares of preferred stock with a par value of $.001.

2. The Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(i) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(ii) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

(iii) the dividends, if any payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other series of Preferred Stock or on any other class or classes of stock of the Corporation or any series of any such class;

(iv) whether the shares of such series shall be subject to redemption at the option of the Corporation or the holder thereof, and, if so, the times, prices and other conditions of such redemption;

(v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, any Liquidation of the Corporation, or upon any distribution of the assets, of the Corporation and the preference or relation which such amounts or distributions shall bear to the amounts or distributions payable in such Liquidation with respect to any other series of Preferred Stock or with respect to any other class or classes of stock of the Corporation or any series of any such class;

(vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of Preferred Stock of any other series or any other class or classes of stock of the Corporation or any series of any such class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

(viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition at the option of the Corporation or any holder of, the Common Stock or shares of Preferred Stock of any other series or any other class or classes of stock of the Corporation or any series of any such class;

(ix) the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any class or classes of stock of the Corporation or any series of any such class; and

(x) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof. The powers, designations, preferences and relative, participating, option or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock.

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, the necessary number of shares as required by statute were voted in favor of these amendments by majority written consent in lieu of a special meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The amendments of the certificate of incorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of October, 2005.

By:    /s/ Peter Banysch
Title:     Chief Executive Officer
Name:     Peter Banysch